Exhibit 99.1

FOR IMMEDIATE RELEASE
January 7, 2025
MEDIA CONTACT: Christopher Spina
703-388-7031
Christopher_Spina@FreddieMac.com

Jane E. Prokop Joins Freddie Mac’s Board of Directors

MCLEAN, Va., January 7, 2025 -- Freddie Mac (OTCQB: FMCC) today announced the election of Jane E. Prokop, Ph.D. to its Board of Directors effective January 2, 2025. Ms. Prokop has spent nearly three decades in the financial services sector, working in areas such as fintech, product development and business financing. She is currently Executive Vice President and Global Head of Small and Medium Enterprises at Mastercard Incorporated, where she drives innovation, strategy and product development to serve businesses worldwide.

“Ms. Prokop brings nearly 30 years of strategic insights, broad financial services experience and cutting-edge financial technology expertise to support Freddie Mac’s mission,” said Lance Drummond, Chair of Freddie Mac’s Board of Directors. “We welcome her to Freddie Mac’s Board of Directors and look forward to benefitting from her unique perspective.”

Ms. Prokop joined Mastercard in 2021 from Principis Capital, a privately held specialty finance company serving small businesses in the United States and Canada, where she had served as Chief Executive Officer since 2009.

Prior to joining Principis, Ms. Prokop was Chief Strategy Officer for Northern Leasing Systems from 2007 to 2009. She was Executive Vice President of Strategy and Planning at residential mortgage banking company MortgageIT from 2004 until 2007 and President of MortgageIT’s Home Closer LLC division from 2002 to 2004. From 1999 to 2002, Ms. Prokop was Executive Vice President of Corporate Development at Digital Convergence Corp., and she was an Investment Officer at AIG-Brunswick Capital Management from 1996 to 1999.

Ms. Prokop holds a Ph.D. from Harvard University and a B.A. from Boston University.
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